EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

FCStone Group, Inc.

We consent to the incorporation by reference in the Registration Statement No. 333-125889 on Form S-8 of FCStone Group, Inc. of our report dated November 18, with respect to the consolidated statements of financial condition of FCStone Group, Inc. as of August 31, 2005 and August 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2005, and the related financial statement schedules, which report appears in the 2005 annual report on Form 10-K of FCStone Group, Inc.

Des Moines, Iowa

November 29, 2005